Exhibit 10.8

Rui’An Second People’s Hospital Entrustment Management Contract

Assignor: Health Department of Rui’An	(Referred hereinafter as Party A)
Address: East Building No. 2, Anyang City Office Community, Rui’an City.
Legal Representative: Shunkun Zheng	Title: Director

Assignee: Wen Zhou Li Ji Hospital Investment Management Company, Ltd (Referred hereinafter as Party B)
Legal Representative: *********	Title: General Manager
Address: 12th Floor, Dacheng Building, Station Road, Wen Zhou

Guarantor: Dacheng Enterprise, Ltd.	(Referred hereinafter as Party C)
Address: 12th Floor, Dacheng Building, Station Road, Wen Zhou
Legal Representative: **********	Title: Vice General Manager

According to the central and local government policy to enhance healthcare system, manage healthcare resource, establish modern healthcare system and benefit the Rui’An people. Rui’An Health Department and Wen Zhou LiJi Hospital Investment Management Company has signed Entrusted Managing Contract of Rui’An Second People’s Hospital as following:

Chapter One Summary

Article 1

Party A and B will enjoy the rights, fulfill the obligation and shall have related legal accountabilities. Party C is the guarantee of Party B and has the joint liability for any obligations and liability for breach of contract.

Article 2

The hospital will keep the name Rui’An Second People’s Hospital and Rui’An Tumor Recovery Hospital after the entrustment. It will be referred as Second Hospital hereafter in this contract.

Article 3

This contract will be valid for fifteen years, from August 15, 2005 to August 14, 2020.

Chapter Two Goals of Cooperation

Article 4

(1) Party A has assigned Party B the responsibility of managing the Second Hospital, and fulfill local medical, educational, researching requirement. Both parties should work together. The five-year goal will be meeting the national standard of Level Two B hospital. The ten-year goal will be meeting the national standard of Level Two A hospital.

*	Information has been omitted pursuant to a Request for Confidential Treatment and filed separately with the SEC

(2) Establish a few advanced and specialized departments among the same leveled hospitals.

(3) Plan to employ and train a group of specialists and elites level by level so to maintain reasonable structured employees group.

Chapter Three Management Model

Article 5

1.	Second Hospital is still a non-profit hospital. Its administration relation keeps same.

2.	Party A assigns Party B to manage the Second Hospital’s operation and related business units, including healthcare, education, research, human resource, accounting and logistics.

Article 6

1.	The government and other Organization of relationship of Second Hospital shall remain the same, member of Organization have to be approved by the higher-level government agency. The government is the core of the administration and work as oversight board. Employee representatives meetings remain working as oversight of democracy.

2.	Second hospital is a legal entity and the Dean of the hospital takes the responsibility of the operation. Party B shall give personnel recommendation of Dean and Deputy Dean of the hospital. With Party A’s approval and appointment, Dean of the hospital will become the legal representative of the entity.

3.	Dean of the hospital shall recommend other midlevel management personnel. They will be appointed by the Dean after job observation and background investigation. The mid level management (not the Deputy position) has to be approved by Party A.

Article 7

Establish Second Hospital’s Working and Management Coordination Committee. It will be responsible to coordinate and consult any sophisticated problems. Members of the committee shall be recommended by both parties. Two members are from Party A and one member from Party B. The director of the committee shall be from Party A.

Article 8

After signing of the contract, both parties should start to evaluate Second Hospital’s asset immediately and prepare all necessary consigning documents. Party B shall start management of the hospital, while the assets still belongs to the original party. Party B is responsible for the Second Hospital’s credit and debt every year (See attachment).

Article 9 Profit Distributions.

1.	During the first 12 years, until to August 15, 2017, part of income is to repay the Second Hospital’s debt by Party B. The remaining of the income will go to Party B.

2.	From the thirteenth year, Party A starts to take the greater of 1.5% of annual income (including healthcare, medicine and others) or 550,000 RMB for capital improvement fund. If the fund is below 550,000 RMB, Party B should make up the difference. At the end of the contract, the fund should be used for reconstruction of the Second Hospital. Party A is eligible for this fund, and Party B pays the fund to Party A directly.

3.	Should Party B successfully operate the business after 10 years, both parties can re-negotiate for new profit distributions.

Article 10

During the contract’s effective period, if the hospital needs to go through an approval procedure when purchasing equipment, infrastructure, and other capital assets, and it will be similar as that of other hospitals. Both parties have to discuss and approve any single equipment costing more than RMB500,000. A new agreement or contract will be required should dispute occurs between two parties.

Article 11. Liquidation

1.	After appraisal of Rui’An Second People’s Hospital, the total assets (exclude real estate), the profit distribution to the government during the contract periods, and government fund for purchasing equipment and other infrastructure investment still belongs to the government.

2.	Re-appraisal and auditing of the hospital’s total assets (exclude real estate) will be required at the termination of the contract, and will be retuned to the Rui’An Second People’s Hospital. After the appraisal, the net increase in assets before the commencement of contract on August 15,2005 (excluding Article 11. 1) will belong to Party B.

3.	During the contract period, Party B is responsible for all debt and credit caused by Party B. Party A does not have any liability.

Chapter 4 Rights and Obligations

Article 12

During the contract period, Party A acts as an oversight board of the Second Hospital administration department. Party A still provide government fund for second hospital. The fund amount is according to the related document.

Article 13

Party A supplies Rui’ An Second People’s Hospital to Party B, locating at 55 West Feiyun Road Feiyun County. The hospital holds 100 beds of approximately 7,203 square meters. The hospital also includes 8 office buildings of approximately 5,129 square meters, and other fixed assets that have been appraised. Party B can make improvement to the building or site environment when necessary. Two Parties need to negotiate for a solution when the construction of new buildings is suggested.

Article 14

The basic task for Second Hospital remains the same. It has the responsibility to the public healthcare in its area, and it also responsive to other unexpected mission and temporary task request by the government.

Article 15

1.	Human resource shall be managed in the rule of “current employees use existing policy, and the new hires uses new policy”. Current employees keep their current job and status and should sign employment contract. The goal is to keep all current employees’ jobs. Personnel dismiss and layoff must follow related procedures. New employments shall sign a limited time employment contract according to the company policy. Special cases should follow the approved procedure according to Party A and government authorized department.

2.	Party B can assign the management team and other specialists and technicians according to needs of the Second Hospital business operation.

3.	Party B decides employee salary and other benefit on overall Second Hospital income and related rules and regulations.

Article 16

1.	Party B is responsible to manage Second Hospital’s accounting operation according to the government department policy (including income of medicine), hospital accounting policy and regulations. Price of purchasing and selling medicine, healthcare services charge and other service charges are required to follow healthcare standard and other related rules and regulations. The hospital is an independent accounting entity. The hospital should also be eligible to receive benefits from the government.

2.	One percent (1%) of the drug income, and drug income that in excess of forty percent (40%) of total sales will be paid to the government. Due to the special condition of the oncology and development of the hospital, Party A should provide some support according to the regulations. Party A should also help apply for support from the city government or other related government agencies.

Article 17

During the contract period, Party B is responsible for all the operation cost. One month after the signing of this contract, Party B has to invest no less than RMB3,000,000. Then Party B should invest RMB5,000,000 according to the development of the hospital. In the next five years, total investment has to be reached the amount of RMB10,000,000. After 5 years, Party B has to continue the investment until the total reaches RMB15,000,000.

Article 18

If Party B dose not follow rules, regulation, and its responsibility to manage assets, cause huge assets loss, or resell the government owned assets, and take over government owned assets, Party A has the rights to ask Party B to take corrective actions as well as terminate the contract, take back the management power and send to the related department for investigation.

Article 19

During the contract period, profits or loss is allocated to each party according to its ownership percentage. If Second Hospital loses each year, Party B should make up the loss with the same amount cash. If the loss lasts for a period of time, Party A and Party B can discuss to terminate or continue the contract. Starting from the second year, hospital needs to pay back the debt every year. From year 2 to year 7, hospital need to payback RMB400,000 debt every year. From year 8 to year 12, hospital need to payback RMB500,000 debt every year. (According to the average debt). During these periods, Party B is responsible for the interest of the debt.

Article 20

Both parties have agreed on for management goals and responsibility every year. Testing, rewarding and punishment should be same as other same level hospitals, which belong to Party A

Chapter 5 Others

Article 21

During the contract period, Party B should continue to reform of the Second Hospital, established a modern management. After the end of the contract, if the operation runs well, Party B has the first propriety to renew the management rights. Party A should help to create good environment to continue reforming hospital’s assets right and accept Party B’s capital first.

Article 22

During the contract period, if this contract conflicts with new healthcare policy, rules or regulation issued by center government or superiors government agency, then follow the new policy, rules or regulations. Both parts have to discuss and solve the problem together.

Article 23

1.	During the contract periods, any party that does not fulfill its responsibility list, should take the responsibly of breaching the contract.

2.	If party B does not follow article 8 and 11, or if Party B uses Second Hospital’s original assets to pay debt or as collateral to borrow loans, then party A and Second Hospital has the rights to ask party B to return these assets free and clear, and can ask for 100% of the defaulting amount as additional compensation. If Party B does not follow article 9 to pay Party A, then Party B is responsible for 1% of defaulting compensation every day.

3.	If Party A do not follow article 12, 13, then Party A is responsible for 1% of defaulting compensation every day.

4.	When the terminations of this contract, both parties have to resolve any unsettled issues.

Article 24

Two parties should resolve disputes together; otherwise each Party can file lawsuits.

Article 25

The contract has four copies. Each party has one of the copies, and each party’s higher-level agency has one of copies.

Article 26

Attachment of this contract: the attachment should have same authentication.

(1)	Rui’An Second People’s Hospital’s assets appraisal list and report.

(2)	Employment, worker relationship policy

(3)	Employee salary and benefits solution policy

(4)	Liability list

Article 27

This contract will be effective after all parties signed (sealed), and approved by Rui’An city government.

Party A: Health Department of Rui’An

Party B: Wen Zhou Li Ji Hospital Investment Management Company, Ltd

Party C: Dacheng Enterprise, Ltd.

*	Information has been omitted pursuant to a Request for Confidential Treatment and filed separately with the SEC

August 13, 2005

Attachment two Employment, worker relationship policy

Article 1

Keep all the current employees in current status. According to the need of future business development, Party B can rearrange the current employees for new positions with proper competition. Keep the transfer smooth and keep all the existing employees.

Article 2

Due to any causes to prevent employee from working, treat as laid off and help these people to create new opportunity to get back work.

Article 3

Employee who do not accept the current arrangement or improperly performed, according to the development of hospital business, temporary layoff this person (keeping his or her position without pay) Party A should give fully support.

Article 4

If anybody seriously violates rules and policy, Party B can dismiss this person after consulting with Party A.

Article 5

If current employees has been working for more than 30 years or able to retire within under five years and worked for 5 years continuously, he or she can use internal retirement plan.

Article 6

New employment should follow new policy. According to the government’s employment principle, new employment should use limited time employment contract. Working relationship belongs to Rui’An talent market. Special cases should be executed with approved procedure after approval by Party A and government human resource department,

Article 7

Hire outsider, or other high level healthcare talent. If he or she can meet the Rui’ An people government standard, then he or she is qualified to receive government benefit

Article 8

Long-term temporary employees should remain in current employment contract.

Article 9

If temporary employees pass the test, he or she will remain in current employment contract; otherwise will be asked to leave.

Article 10

Someone who has been laid off (keep the position without pay) remain laid-off status.

Attachment 3 Staff salary and benefit policy

Article 1

After signed the agreement, the Party B is responsible for all the employees (including retired and temporary employees) salary and benefits according to related regulation

Article 2 Employee salaries:

(1) The filed salary refers to individual salary standard that approved and archives by human resource bureau of Rui’ An. It should be changed if any policy changes later.

(2) For current employees (current working or belonging): the party B should pay salary which is not lower than 70% of the filed salary in first six months after assigning, and not lower than 90% of the filed salary in the following six months, and 100% equal to the filed salary from thereafter. (100% refer to the total amount of the average salary. When implementing fluctuations, it can spread out suitably)

(3) Long-term temporary employees, according to the working agreement, would have the equal treatment of the current employees and continue to enjoy the equal salary treatment of the current employees after entrustment. The temporary employees’ salary would be adjusted according to early agreement and current employee salary.

(4) Retired employees: The adjustment will be the same level proportion of the current employees.

(5) Internal retirement employees would be paid equals to 60% of the filed salary. (The pension fund, housing mortgage fund and medical insurance will be paid same as current employee’s level)

(6) Laid off employees (wait for re-working) would be paid equals to 50% of file salary (including regular wage and proportion allowance). (The pension fund, housing mortgage fund and medical insurance would be paid by both employee and the company)

(7) Dismiss employees is paid according to related policy.

(8) Laid off ( keep the position without pay) employees treat with original policy.

Article 3

Employees’ pension: all current employees join basic social pension according to existing policy and the others keeps original policy.

Article 4

Employees’ medical insurance: before implementing the medical insurance, using original public medical reimbursement system. The amount is equal to average of total amount of past three years’ public medical reimbursement. The excess amount is included into the new debt of Rui’ An Second People’s Hospital, and approval by party A. When implementing the basic medical insurance, hospital is responsible for 6% and employees are responsible for 2%.

Article 5

Housing mortgage fund: Every employee pays for housing mortgage fund according to the existing policy, treatment. It should be changed if any policy changes later.

Article 6

Holiday expense and related funds: these expense and fund are paid if there is related policy and regulation, otherwise according to the business operation of the hospital. 50% of the “Reform and Open policy award” for retirees according to the current operation process, will be paid in the first year and enhanced in the second year.

Article 7

Rewarding fund (Bonus): Party B should pay the bonus to the employees on time according to national related policy and business operation as well as the employee position and contribution by the employees.

Attachment four: List of credit and debt, and processing regulation

Article 1

Party B enjoys and responses for Rui’An Second People’s Hospital’s original credit and debt divided into each year. (In the detailed list).

Article 2:

Detailed list (any transactions cut of on August 15, 2005)

(1) Unpaid salary: From April, 2005 to August 2005, total 5 month salaries, salary should be paid according to original standard. Total 513,418.00 RMB

(2) Unpaid wage: 133 RMB per person (February 2005 to July 2005). Part of amount has been deducted. The grand total is 77,007 RMB.

(3) Total capital financing fund from employees is 620,000 RMB, and related interest. One of the temporary worker requested pay back his or her fund 30,000 RMB. The grand total is approximately 660,000 RMB.

(4) The Commerce Bank loans 800,000 RMB with related interest payable. Rui’an Chinese medicine hospital lent temporarily loans 800,000 RMB, Rui’an People’s Hospital lent temporarily loans 200,000 RMB.

(5) Unpaid medicine cost to pharmaceutical companies: 1,725,740 RMB (July 15 reporting).

(6) Public healthcare reimburse fee: 138,089RMB.

(7) Year 2004 temperature reducing fee: 48,000 RMB.

(8) Other account payable: 110,000 RMB.

Party A coordinates with and arranges Party B to pay for the above debt

Article 3

In order to reduce investment risk for Party B, Party A will look for guarantor company and use Rui’An Second People’s hospital to extent Commerce bank’s loan 1,600,000RMB to February 15, 2007. Party B is responsible for the interest. If party A has difficulty, Party B should provide assistance. If the contract terminated during this period, Rui’An Second People’s Hospital is responsible for the debt. If Party B uses Rui’An Second People’s Hospital to get addition loans, it must be approval by Party A. In additional, Rui’An People’s Hospital 200,000RMB loans extended to August 15, 2006.